EXHIBIT 4.19

THIS AGREEMENT made as of the 6th day of April 2001,

BETWEEN:

                   STARNET COMMUNICATIONS INTERNATIONAL INC.,
                    a body corporate with its Head Office at
          CIBC Centre, Old Parham Road, St. Johns, Antigua, West Indies

                                                                 (the "Company")

AND:

                                 MICHAEL AYMONG
                        of 1614 Summit Street, Southwest
                            Calgary, Alberta, Canada

                                                               (the "Executive")

WHEREAS:

         A. The Company is in the business of developing and producing a broad range of Internet technologies and services for gaming applications to be delivered by the Company or its affiliates or partner companies;

         B. The Executive has asserted that he has the required knowledge and experience to manage the affairs of the Company as its Chief Executive Officer;

         C. The Executive has asserted that he has done the due diligence he deems necessary and that he will on a best efforts basis manage the financial affairs of the Company including the development of further capital investment for the Company.

         D. The Executive has expressed a desire to be employed by the Company as President and Chief Executive Officer, and the Company wishes to engage the Executive in that capacity on a full time basis effective April 9, 2001;

For their mutual, the parties have agreed to set out all of the terms and conditions of their employment relationship in this employment agreement (the "Agreement').

IN CONSIDERATION FOR the premises, and the mutual covenants and agreements herein contained, the Company and the Executive have agreed that the terms and conditions of their employment relationship shall be as follows:

1.       EMPLOYMENT AND DUTIES

1.1 The Executives responsibilities and duties shall include those items outlined in the Position Profile attached as Schedule "A" to this Agreement, and such other duties and responsibilities as may reasonably be assigned to him from time to time by the Board of Directors of the Company (the "Board") through its Chairman (the "Chairman"). The Executive represents and warrants to the Company that he has the required skills and experience to perform the duties and discharge the responsibilities described in Schedule "A". The Executive shall faithfully and diligently perform the duties and discharge the responsibilities assigned to him, devoting his best efforts and full business time to the business and interests of the Company.

1.2 While employed under this Agreement, the Executive shall not be involved, directly or indirectly, and whether as principal, partner, agent, shareholder (other than shareholdings of less than ten percent (10%) if such shares are listed on a recognized exchange), officer, advisor, employee or in any other manner whatsoever, in any other business, enterprise or undertaking in competition with the Company, other than managing his personal investments and finances and participating in charitable activities which do not detract from the Executive fulfilling his responsibilities and duties to the Company.

1.3 All policies regarding employment, required behaviour and similar matters (collectively referred to as "Company Policies") published by the Company and delivered to the Executive prior to or following this Agreement are incorporated within this Agreement as though fully set forth in this Agreement. The Executive agrees to be bound by and adhere to all such Company Policies as presently exist or as may be hereafter issued or modified by the Company. Without limiting the foregoing, the Executive agrees to conduct business on behalf of the Company in a manner consistent with proper and ethical business practices and consistent with the best interests of the Company.

2.       TERM OF EMPLOYMENT

2.1 The Executive's employment under this Agreement, shall commence on April 9, 2001, and shall continue until terminated pursuant to the provisions set out in
Article 5 of this Agreement.

3.       COMPENSATION

3.1 For the services rendered by the Executive under this Agreement, the Company shall pay the Executive, less required statutory deductions, a base annual salary ("Base Salary") and a discretionary annual bonus dependent on the Company's financial performance and the Executive's performance ("Profit Bonus") in the form of cash and/or share options all as set out in Schedule "B" attached to this Agreement (all elements of compensation hereafter collectively described as "Total Compensation"). Base Salary and Profit Bonus shall be payable in

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

accordance with current Company Policies. Base Salary may be increased from time to time by the Board by amendment to Schedule "B" in writing.

3.2 The Company has agreed, subject to the approval of the Company's Board of Directors, to grant the Executive options to purchase the Company's capital shares in those amounts and on those terms and conditions set out in Schedule "B", which terms and conditions will be consistent with the Company's Employees' and Directors' Equity Incentive Plan. Notwithstanding the provisions of Schedule "B", no option shall vest within 60 days of the date of this Agreement. All options will relate to the Executive's period of employment commencing 60 days from the date of this Agreement. For greater clarity, no option shall be earned or relate to the period of employment for the first 60 days from the date of this Agreement.

3.3 The Executive and his dependents shall be entitled at the Company's expense to such employee benefits generally provided from time to time to full-time salaried employees of the Company, which at the time of making this Agreement includes a health and welfare group benefit insurance plan (the "Group Plan") providing extended medical, dental, vision, pharmaceutical, accidental death & dismemberment, life insurance, short term disability and long term disability coverages. It is understood and agreed that the extent to which the Company may supply and pay the premiums for such employee benefits are matters solely within the Company's discretion and may be changed from time to time as the Company, in its absolute discretion, may decide. In addition to the foregoing, the Company shall provide its expense for the benefit of the Executive and his dependents an executive health care program that will indemnify the Executive and his dependents for all health care expenses on a worldwide basis.

3.4 The Company shall lease a luxury vehicle, selected by the Executive, for the Executive's sole use during the first two years of this Agreement. All expenses associated with that vehicle up to a maximum of US$2,000 and including lease costs, registration, insurance and repairs, shall be paid by the Company.

3.5 The Executive agrees and acknowledges that it is a bona fide occupational qualification of his position with the Company that travel may be required. The Company shall pay or reimburse the Executive for all reasonable travel and entertainment expenses incurred by the Executive in connection with the performance of his duties, subject to the approval of the Company. The Executive shall only be entitled to reimbursement to the extent that the Executive follows the reasonable procedures established by the Company for reimbursement of such expenses which will include, but will not necessarily be limited to, providing satisfactory evidence of such expenditures. The Executive expressly agrees that said expenses are incurred as part of the Executive's work for the Company and are not compensation as set forth in paragraphs 3.1, 3.2 and 3.3.

3.6 If the Company requires the Executive to relocate to Antigua, it shall indemnify the Executive for his expenses for him and his family in their entirety.

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

3.7 The Company shall pay for all costs related to obtaining and maintaining the Executive's permanent resident status in Antigua throughout the term of the Agreement but in any event for not less than two years.

4.       VACATION

4.1 The Executive shall receive an annual paid vacation of four weeks. Such vacation entitlement will accrue to the Executive at the start of each fiscal year and shall be pro-rated in the years in which the Executive's employment pursuant to this Agreement begins and terminates. The Executive's vacation will be scheduled in consultation with the Chairman so that it will synchronize with the overall staffing needs of the Company.

5.       TERMINATION WITH CAUSE, BY DISABILITY OR BY THE EXECUTIVE

5.1 The Company may terminate the Executive's employment at any time without prior notice, pay in lieu of notice or severance compensation of any kind, with the prior written consent of the Executive or if the Company has just cause for termination. It is agreed that just cause includes any material and intentional breach by the Executive of the terms of this Agreement and any conduct which constitutes just cause for summary dismissal under the law.

5.2 This Agreement and the employment of the Executive by the Company shall terminate upon the death of the Executive, upon the Executive becoming disabled (as defined below) or upon the Executive reaching the age of 65 years. For the purposes of this agreement, "Disabled" shall mean that the Executive shall have qualified for and be receiving benefits under the Company's long-term disability insurance plan.

5.3 In the event of the termination of the Executive's employment and this Agreement pursuant to paragraph 5.2, the Company:

         (i) subject to paragraph (ii), will not be required or liable to pay the Executive, his estate or any benefit plan insurer any compensation beyond the Base Salary, Profit Bonus, unused vacation pay, and Group Plan premiums accrued due and owing under this Agreement as at the date of death;

         (ii) will accelerate the exercise dates pursuant to any stock option agreements between the Executive and the Company, whether or not those options were vested on the date of termination, and will honour any such share options which are exercised by the Executive or the executors, administrators or representatives of the estate of the Executive within one (1) year of the Executive's termination.

5.4 The Executive may terminate his employment by giving the Company no less than one month's written notice of termination. In such event, the Company will not be required or liable to pay the Executive or any benefit plan insurer any compensation or benefit premiums beyond those which are accrued due and owing under this Agreement as at the effective date of termination.

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

6.       CHANGE OF CONTROL OR TERMINATION WITHOUT JUST CAUSE

6.1 "ACTING IN CONCERT" has the meaning given to such phrase by Section 91 of the Securities Act (Ontario), or any replacement section, and includes the successful solicitation of proxies for the election of a slate of the Company's directors, other than the slate of directors proposed by the Company's management which results in such slate being elected as the Company's directors.

6.2 "CHANGE OF CONTROL" means:

         (i) where a Person (which term has the meaning ascribed in paragraph 9.1(c)) or group of Persons Acting in Concert acquires ownership or control of that percentage of the outstanding shares of the Company carrying voting rights which confer on the holder or holders thereof the right to elect at least the majority of the Board; or

         (ii) where more than 50.1% of the voting shares are acquired by a person, or group of persons, who were not shareholders of the Company as of April 9, 2001 through a single transaction or series of transactions; or

         (iii) where less than a majority of the nominees of the Company are elected to the Board at any shareholders' meeting at which an election of directors takes place; or

         (iv) the sale, lease or transfer of all or substantially all of the Company's assets to any other Person or Persons, except for the company's present undertaking to redomicile the company to the United Kingdom; or

         (v) the entering into of a merger, amalgamation, arrangement or other reorganization by the Company with another unrelated corporation, other than any merger with WorldGaming Plc that is completed on or before September 1, 2001.

6.3 "CONSTRUCTIVE DISMISSAL" means any adverse material change, without the Executive's prior written consent, in the duties or responsibilities set out in Schedule "A" or in the compensation set out in Schedule "B".

6.4 "SERVICE PERIOD" means the sum of One (1) plus 0.0833 for each year of completed service by the Executive pursuant to this Agreement, but in no event shall the Service Period exceed two (2).

6.5 "TERMINATION DATE" means the effective last day of the Executive's employment when this Agreement is terminated pursuant to any paragraph of this Article.

6.6 In the event that:

         (a) the Company terminates the employment of the Executive without just cause or if such employment is terminated by the resignation of the Executive which resignation has been

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

                  required by the Company without cause, or if the Executive is terminated through constructive dismissal, each such termination being herein referred to as "Company Termination"; or

         (b)      a Change of Control occurs and in the further event that:

                  (i) the Executive's employment with the Company is subsequently or contemporaneously terminated by the Company; or

                  (ii) the Executive in his absolute and unfettered discretion elects, within six (6) months of the date of a Change of Control, to terminate the Executive's employment;

then the Company agrees to:

         (c) pay to the Executive within one (1) month following the Termination Date, or at such other time as is mutually agreed upon in writing between the Company and the Executive, a settlement payment equal to the total of:

                  (i) an amount equal to the product of the Base Salary to which the Executive was entitled at the Termination Date multiplied by the Service Period; plus

                  (ii) an amount equal to the product of the Company's monthly premium contributions paid on behalf of the Executive immediately prior to the Termination Date relating to the Group Plan multiplied by twelve and by the Service Period; plus

                  (iii) an amount equal to the product of the aggregate of all bonuses which the Executive received, or was entitled to receive, from the Company during, or referable to, the twelve (12) months immediately prior to the Termination Date, multiplied by the Service Period.

         (d) assign in favour of the Executive or the Executive's nominee, all rights and interests in any leases of any vehicle(s) currently available to the Executive; and undertake, and the Company does hereby undertake, to obtain any and all releases from the appropriate leasing companies or agents and to pay any and all outstanding invoices to the said leasing companies or agents in order that the Executive may be fully entitled to all benefits under the said lease(s) without any obligation by the Executive to the leasing companies or agents, excluding the payment of any amounts necessary to convey title in the vehicle(s) to the Executive upon completion of the term(s) of the lease(s);

         (e) accelerate the exercise dates pursuant to any stock option agreements between the Executive and the Company (the "Option

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

                  Agreement") to allow the Executive to exercise the options to purchase shares granted thereby, whether or not those options are vested at the Termination Date, within one year of the Termination Date. In the event that any of the terms of such option are not ascertainable or in the event that applicable securities legislation precludes the acceleration of the exercise dates in the manner described herein, the Company agrees to compensate the Executive by way of a cash payment with that amount of money which the Executive would have been entitled to if he had exercised any such option on the Termination Date at the price pursuant to the Option Agreement and sold the securities on The Toronto Stock Exchange at the highest trading price during the one year immediately following the Termination Date on which the subject securities were traded. In the event that such average trading price does not exceed the exercise price no compensation is payable by either party with respect to the Option Agreement.

6.7 In the event that the Executive determines that he has been subjected to constructive dismissal he shall provide with six (6) months of the event or events giving rise to the constructive dismissal a written notice to the Company to that effect, specifying the matters constituting constructive dismissal, and notifying the Company of his election to treat his employment as being terminated as a result.

6.8 If the Executive's employment is terminated pursuant to this Article, the Executive will accept the payments and options stipulated, in full and final satisfaction and accord of any and all claims which the Executive has or may have for compensation resulting from, arising out of or connected with the termination of this Agreement and his employment with the Company. It is understood and agreed that such payments will serve to release and forever discharge the Company, its Executives, directors, predecessors, successors and assigns from any and all manner of claims, complaints, actions, causes of action, damages, costs and expenses which the Executive then has or may have at common law, in equity or under statute.

7.       DUTY TO MITIGATE

         The Executive shall in no circumstances whatsoever be under any duty to mitigate the Executive's losses with respect to the termination of the Executive's employment with the Company, regardless of the cause of that termination or whether that termination is initiated by the Company or the Executive.

8.       SUBSEQUENT EMPLOYMENT

         The Executive shall not be bound in any manner whatsoever to rebate to the Company nor to forgive any claim against the Company with respect to any amounts or benefits payable hereunder in the event of the Executive's subsequent re--employment in any manner whatsoever.

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

9.       NON-DISCLOSURE AND CONFIDENTIALITY

9.1 In this Article 9:

         (a) "Confidential information" means all information, data, facts, knowledge, plans, feasibility studies, approvals, business projections, trade secrets and know-how (whether or not reduced to writing or stored in electronic form) in any way concerning or relating to the business of the Company which is not in the public domain and which in any way has been or may be communicated to the Executive by the Company under this Agreement or is acquired by, or learned of by the Executive Confidant, either directly or indirectly, from the Company.

         (b) "Confidant Group" means directors, officers, employees, agents and advisors of the Company and its affiliates and their respective directors, officers, employees, agents and advisors;

         (c) "Person" shall be interpreted broadly to mean any corporate entity, association, proprietorship, group, joint venture, partnership or individual.

9.2 The Executive acknowledges that the Confidential Information is and will remain the sole and exclusive property of the Company and agrees that he will at all times keep all Confidential Information in the strictest confidence, will hold all Confidential information in trust for the Company: and will not at any time directly, indirectly or in any other manner:

         (a) reproduce, exploit or disclose the Confidential Information, in whole or in part, to or for any Person;

         (b) publish, or in any way participate or assist in the publishing of, any Confidential Information; or

         (c) utilize any Confidential Information, except as provided below in Article 9.4 of this Agreement.

9.3 If the Company requests the return of any Confidential Information, the Executive will immediately:

         (a) return all Confidential Information to the Company and will not retain any reproductions or extracts of the Confidential Information for any purpose; and

         (b) destroy all documents, memoranda, notes and records prepared by the Executive based on or arising from the Confidential Information and certify such destruction to the Company in a form reasonably satisfactory to the Company.

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

9.4 The Executive may disclose Confidential Information only in the following limited circumstances:

         (a) to a Person who has entered into a non-disclosure and confidentiality agreement with the Company in substantially the same form as this Agreement;

         (b) to a member of the Confidant Group who is directly involved and needs to know the contents of the Confidential Information in order to analyze and evaluate the Company's business, who has been provided with a copy of this Agreement by the Executive and who has acknowledged in writing that he is bound by the terms of the Agreement;

         (c) if required by law to disclose Confidential Information, in which case the Executive will first seek agreement with the Company on the form of the disclosure prior to its being made; or

         (d)      with the prior written permission of the Company.

9.5 Notwithstanding anything to the contrary, the provisions of this Agreement shall not apply to the following Confidential Information:

         (a) Confidential Information which at the time of disclosure is already in the public domain;

         (b) Confidential Information which, after disclosure, is published or otherwise becomes part of the public domain through no fault of the Executive;

         (c) Confidential Information which was already in the Executive's possession at the time of disclosure and was not acquired, directly or indirectly, from the Company; or

         (d) Confidential Information which the Executive received from a third person who did not acquire it, directly or indirectly, from the Company and who did not require the Executive to hold it in confidence.

9.6 The Executive:

         (a) acknowledges that the success, profitability and competitive position of the Company requires that strict confidentiality be maintained at all times with respect to all Confidential Information, and that any breach of such confidentiality is capable of causing substantial damage to the Company;

         (b) acknowledges and agrees that a breach by him of any of the covenants contained in the above paragraphs 9.2, 9.3, or 9.4 of this Agreement would result in irreparable harm to the business carried on by the Company, such that the Company could not be adequately compensated for such harm by an award

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

                  of damages. Accordingly, the Executive agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to obtain from a Court of competent jurisdiction such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions of paragraphs 9.2, 9.3, and 9.4 of this Agreement.

9.7 The covenants contained in this Article 9 of this Agreement shall remain in full force and effect, together with the Company's right to enforce such covenants and recover damages in the event of a breach of any such covenants, notwithstanding the termination of the Executive's employment with the Company.

10.      RESTRICTIVE COVENANTS

10.1 The Executive agrees that following termination of this Agreement, for a period of twelve (12) months, the Executive will not individually or in partnership or in conjunction with any person, association, syndicate, partnership, firm, company, corporation or other business enterprise, whether as principal, partner, agent, shareholder, officer, advisor, employee or in any other manner whatsoever:

         (a) except for the benefit of the Company or its subsidiaries or its affiliates, solicit any clients or customers of the Company or its subsidiaries with whom he has dealt in the course of being engaged in the business of the Company or its subsidiaries (as such business, as a whole, is being conducted at the time of termination);

         (b) carry on or engage in any business which competes directly or indirectly with the Company or its subsidiaries (as such business, as a whole, is being conducted at the time of termination);

         (c) offer his services to or participate in any way with any company, partnership or other organization which competes directly or indirectly with the Company or any of its subsidiaries (as such business, as a whole, is being conducted at the time of termination); or

         (d) solicit or intend to solicit, interfere with or endeavour to procure, recruit, entice or advise the Company's employees away from the Company for any reason, including, but not limited to, other employment opportunities existing or contemplated and within the knowledge of the Executive.

10.2 The Executive acknowledges that he has extensive knowledge of all the services and products proposed or to be provided by, and the present customers and clients of, the Company and its subsidiaries and therefore fully understands and accepts the scope of the restraints on his activities set out above as being necessary, reasonable and fundamental to the protection of the competitive advantage of the Company in its business, its trade secrets, confidential information and goodwill, while at the same time do not place undue restrictions on his ability to utilize at the conclusion of his employment, the knowledge and skills gained by him while employed by the Company.

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

10.3 The Executive acknowledges and agrees that a breach by him of any of the covenants contained in paragraphs 10.1 or 10.2 of this Agreement would result in irreparable harm to the business carried on by the Company, such that the Company could not be adequately compensated for such harm by an award of damages. Accordingly, the Executive agrees that in the event of any such breach, in addition to all other remedies available to the Company at law or in equity, the Company shall be entitled as a matter of right to obtain from a Court of competent jurisdiction such relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions of paragraphs 10.1 and 10.2 of this Agreement.

10.4 The Company and the Executive acknowledge that the covenants made in section 10.1 of this Agreement are made in recognition of the Executive's specific knowledge of the Company's business and of the fact that the Company intends to carry on its business throughout the geographic area specified therein. If any of such covenants shall be held to be unreasonable by a Court of competent jurisdiction by reason of the area, duration or type or scope of service, then said covenant shall be given effect in such reduced form as may be decided or directed by such Court. Notwithstanding the foregoing, if any portion of such covenant should be declared to be unenforceable or invalid for any reason whatsoever, such declaration shall be severable from this Agreement and shall not affect the enforceability or validity of the remaining portions of such covenant.

11.      ENTIRE AGREEMENT

11.1 The terms of this Agreement may be amended or supplemented by those terms as may be set out in Schedule B. To the extent that there is an inconsistency between this Agreement and Schedule B, the terms and conditions contained in Schedule B shall prevail.

11.2 This Agreement, and any policies and Schedules, referred to herein constitute the complete and entire agreement between the Executive and the Company concerning the employment of the Executive and, as of the date this Agreement is executed, replace and supersede any and all prior agreements, written or oral, between the Executive and the Company or any of its predecessors or affiliates relating thereto. Except as specifically set forth in this Agreement, neither party makes any representation or warranty, express or implied, statutory or otherwise, to the other.

11.3 No waiver or modification of this Agreement or any covenant, condition or restriction herein contained shall be valid unless executed in writing by both the Company and the Executive.

12.      CONSIDERATION

12.1 The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged.

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

12.2 The parties hereby waive any and all defences relating to an alleged failure or lack of consideration in connection with this Agreement.

12.3 In the event that this Agreement provides a lesser benefit to the Executive than the minimum standard contained in any applicable provincial legislation, the minimum standard contained in the legislation shall prevail to the extent of such inconsistency.

13.      NOTICE

13.1 Any notice required to be given under this Agreement shall be sufficiently given if delivered by hand or sent by registered mail to the Executive at:

1614 Summit Street, Southwest, Calgary, Alberta, Canada.

and to the Company at:

CIBC Centre, Old Parham Road, P.O. Box 3265, St. Johns, Antigua, West Indies.

14.      SEVERABILITY

14.1 All paragraphs and covenants contained in this Agreement are severable, and in the event that any of them shall be held to be invalid, unenforceable or void by a court or tribunal of competent jurisdiction, such paragraphs or covenants shall be severed and the remainder of this Agreement shall remain in full force and effect.

15.      INTERPRETATION

15.1 Headings are included in this Agreement for convenience of reference only and do not form part of this Agreement.

16.      GOVERNING LAW

16.1 This Agreement shall be governed by the laws of Antigua, West Indies and the parties irrevocably attorn to the courts of that jurisdiction.

17.      ENUREMENT

17.1 The provisions of this Agreement shall be binding upon the Executive, his heirs, executors, administrators, successors and assigns, and shall enure to the benefit of the Company, its successors and assigns.

18.      ASSIGNMENT

18.1 This Agreement may not be assigned by either party.

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19.      INDEPENDENT LEGAL ADVICE

19.1 By the execution of this Agreement, the Executive acknowledges that he has received independent legal advice with regard to all of the terms and conditions set forth herein. Should the Executive waive independent legal advice, he acknowledges that the Executive does so of his own free will, free of any duress, unconscionability, or such other factor as may be applicable. If the Executive waives independent legal advice, the Executive acknowledges same by affixing his initials next to this clause.

         IN WITNESS WHEREOF this Agreement has been executed by the parties as of the day, month and year first above written.



___________________________
Witness Signature


___________________________                          ___________________________
Witness Name                                         MICHAEL AYMONG


___________________________
Address


___________________________
Occupation
                                                     STARNET COMMUNICATIONS
                                                     INTERNATIONAL INC.
                                                     by its authorized signatory

                                                     ___________________________
                                                     Fred Hazell
                                                     Chairman of the Board

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
                                  SCHEDULE "A"

                       POSITION PROFILE FOR MICHAEL AYMONG


The Executive's title shall be President and Chief Executive Officer. As a senior officer and executive of the Company, the Executive shall report directly to the Chairman of the Board of Directors and/or the Executive Committee of the Board of Directors. As the Chief Executive Officer, this Executive will be accountable for all other Executives and Officers and for setting the direction of the Company and executing as appropriate.

The Executive shall be responsible for financial management and for raising the funds required by the company for its re-launch, as well as for stabilizing and expansion activities. The Executive is also responsible for recruiting well established senior individuals to the Board of Directors who can assist the Company with its financing activities.

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                                  SCHEDULE "B"

                       (Additional Terms - Michael Aymong)


1.  BASE SALARY AS AT APRIL 9, 2001:    US$300,000/annum

2.  BASE SALARY AS AT JULY 9, 2001:     US$350,000/annum

3.  PROFIT BONUS:                       up to 100% of Base Salary, as determined
                                        approved by the Board of Directors.

4.  OPTIONS AS AT APRIL 9, 2001:        1,200,000 base options, to vest 60 days
                                        from date of employment, at $0.31,
                                        subject to a 6 month hold requirement
                                        upon exercise 1,200,000 options, to vest in 22 equal tranches of 54,545

5.  ADDITIONAL OPTIONS:                 options, monthly over the 22 month
                                        period commencing June 9, 2001, at the
                                        following exercise prices

                                        First 200,000 options     share price in
                                                                  in effect on
                                                                  March 29, 2003

                                        Second 200,000 options        $1.25
                                        Third 200,000 options         $2.25
                                        Fourth 200,000 options        $4.25
                                        Fifth 200,000 options         $6.25
                                        Sixth 200,000 options         $8.25

6.  BONUS OPTIONS AS AT APRIL 30, 2003: 400,000 bonus options, vested on April
                                        30, 2003, at the closing market price on March 31, 2003

7.  ADDITIONAL SHARES:                  If the Company issues additional shares
                                        from treasury, the executive shall be
                                        immediately given options to acquire 7%
                                        of all such shares at the closing market price on the dates of any such issuance.

8.  ALLOWANCES:                         In accordance with Company Policies for
                                        its Executives - up to $2,000/month for
                                        a vehicle leased by the Company and an
                                        additional $4,000/month housing
                                        allowance to be utilized in the
                                        Executive's discretion for housing in
                                        Vancouver and/or Antigua.

9.  DIRECTORSHIP:                       The Company shall use its best efforts
                                        to have the Executive appointed to its
                                        Board of Directors throughout the term
                                        of this Agreement, and shall in any
                                        event include the Executive as a member
                                        of any slate for the Board of Directors
                                        proposed by the Company.

10. AUDITORS:                           The Board of Directors Company shall use
                                        its best efforts to ensure that its
                                        auditors be chosen from among the "Big
                                        Five" international accounting firms.

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